Exhibit 23.2.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bio-Rad Laboratories, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Bio-Rad Laboratories, Inc. 2007 Incentive Award Plan of our report dated March 18, 2013 (except for the section in Note 1 entitled “Correction of Immaterial Errors”, as to which the date is March 2, 2015), with respect to the consolidated financial statements and schedule of Bio-Rad Laboratories, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Redwood City, California

September 11, 2015